Nelnet Appoints Mike Dunlap Executive Chairman and Jeff Noordhoek CEO
LINCOLN, Neb., November 14, 2013 - Nelnet (NYSE: NNI) today announced that its Board of Directors approved the appointment of Mike Dunlap as Executive Chairman of the Board and Jeff Noordhoek as Chief Executive Officer (CEO), effective January 1, 2014.
As Executive Chairman, Dunlap will assume a new full-time role with special emphasis on deploying capital, strategic initiatives, asset management and diversification into new ventures. Dunlap has served as Chairman and CEO of the company (co-CEO with current Vice-Chairman Steve Butterfield from 2003-2007), since its inception in 1996.
“For the past several years, I’ve had the privilege of serving as both Chairman and CEO,” said Dunlap. “With our growth and the increasing complexity in our businesses, we believe the time is right to separate these roles. We have a bright future ahead of us and my new role will allow me to focus on our strategic direction and deployment of capital.”
In connection with Dunlap’s appointment, Noordhoek will be appointed CEO. As CEO, Noordhoek will lead the development and execution of Nelnet’s short- and long-term strategy and be responsible for day-to-day management decisions and operations.
Noordhoek has been a part of Nelnet since it started and has been taking on additional responsibilities over the past several years. Noordhoek has served as Nelnet President since 2006 and Executive Director and Capital Markets Officer from 2002 to 2005.
“We’re excited to welcome Jeff to his new role,” said Dunlap. “He’s been here from the beginning and has been instrumental to our success in so many areas. We look forward to his ongoing leadership and delivering long-term success.”
Commenting on his appointment, Noordhoek said: “I’m honored and excited to be taking on this new role. I look forward to continuing our success and working with Nelnet’s dedicated and talented associates at all levels to serve our customers with innovative education products and services.”
The company also announced the following changes to its executive officers, effective at the beginning of next year. Terry Heimes, currently Nelnet’s Chief Financial Officer (CFO), will be appointed Chief Operating Officer, Tim Tewes, currently CEO of Nelnet Business Solutions, will be appointed President, and Jim Kruger, currently Controller of Nelnet, will be appointed CFO.
For 35 years, Nelnet has been helping families plan, prepare and pay for their education. Additional information is available at www.nelnet.com.

Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.